As filed with the Securities and Exchange Commission on July 1, 2010

Registration No. 333-162997

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

Thomas Weisel Partners Group, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	20-3550472
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One Montgomery Street

San Francisco, California 94104

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Mark Fisher

Thomas Weisel Partners Group, Inc.

One Montgomery Street

San Francisco, California 94104

(415) 364-2500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Scott D. Miller

Sarah P. Payne

Sullivan & Cromwell LLP

1870 Embarcadero Road

Palo Alto, California 94303

(650) 461-5600

Approximate date of commencement of proposed sale to the public: Not applicable. This post-effective amendment removes from registration those shares of common stock that remain unsold hereunder as of the date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

On November 9, 2009, Thomas Weisel Partners Group, Inc. (the “Registrant”) filed a Registration Statement on Form S-3 (File No. 333-162997) (the “Registration Statement”), which registered an indeterminate principal amount of Debt Securities (the “Debt Securities”), an indeterminate number of shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”), an indeterminate number of shares of the Registrant’s Common Stock, par value $0.01 per share (the “Common Stock”) , an indeterminate number of warrants of the Registrant (the “Warrants”) and an indeterminate number of Units comprised of one or more debt securities, shares of Common Stock, shares of Preferred Stock, stock purchase contracts and Warrants in any combination (the “Units”), with an aggregate initial offering price not to exceed $100,000,000. This Post-Effective Amendment No. 1 is being filed to remove from registration all Debt Securities, shares of Preferred Stock, shares of Common Stock, Warrants and Units that have not yet been sold under the Registration Statement.

On July 1, 2010, pursuant to the Agreement and Plan of Merger, dated as of April 25, 2010, among the Registrant, Stifel Financial Corp. (“Parent”), a Delaware corporation, and PTAS, Inc. (“Merger Sub”), a Delaware corporation and a wholly-owned subsidiary of Parent, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant being the surviving entity and becoming a wholly-owned subsidiary of Parent. As a result of the Merger, each outstanding share of Common Stock (other than shares of Common Stock owned by the Registrant, Parent and Merger Sub), was cancelled and extinguished and converted into the right to receive 0.1364 shares of Parent common stock, par value $0.15 per share, and cash in lieu of fractional shares, and each outstanding Warrant was converted into the right to purchase and receive the number of shares of Parent common stock equal to the product of the number of Common Stock subject to the Warrant immediately prior to the Merger and 0.1364. As a result, the Registrant hereby removes from registration all securities registered pursuant to the Registration Statement, including the Debt Securities, Preferred Stock, Common Stock, Warrants and Units, which remain unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, in the State of California, on July 1, 2010.

THOMAS WEISEL PARTNERS GROUP, INC.

By:	/s/ MARK P. FISHER
Name:	Mark P. Fisher
Title:	General Counsel and Secretary